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                                                                   Exhibit 8.1

                        [LETTERHEAD OF AIRD & BERLIS]


February   , 1999

Autodesk, Inc.
111 McInnis Parkway
San Rafael, California 94903

Autodesk Development B.V.
European Software Centre
Puits- Godet 6
Case Postale 35
CH- 2005 Neuchatel
Switzerland

Dear Sirs:

RE:  AUTODESK, INC. ("AUTODESK") ACQUISITION OF DISCREET LOGIC INC.
     ("DISCREET")

        We have acted as counsel to Autodesk, Autodesk Development B.V., 9066-9771 Quebec Inc., Autodesk Canada Inc. and 9066-9854 Quebec Inc. (collectively, the "Autodesk Companies") in connection with the proposed business combination with Discreet, all as more fully described in a joint proxy statement/prospectus of Autodesk and Discreet filed under The Securities Act of 1933, as amended (the "Registration Statement"). All terms referred to herein have the meanings set forth in the Registration Statement which is incorporated by reference.

        In connection with this opinion, we have examined and have assumed the truth and accuracy of the contents of such documents and certificates of officers of and advisers to Discreet and Autodesk and of public officials as to factual matters and have conducted such searches in public registries in Canada as we have deemed necessary or appropriate for the purposes of this opinion but we have made no independent investigation regarding such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have further assumed that none of the resolutions and authorities of the shareholders or directors of Discreet and the Autodesk Companies upon which we have relied has been varied, amended or revoked in any respect or has expired and that the business combination of Discreet and Autodesk will be carried out in accordance with such resolutions and authorities and as contemplated by and described in the Registration Statement.

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February   , 1999
Page 2


        We are admitted to practice law only in the Province of Ontario, Canada and, accordingly, express no opinion on the laws of any jurisdiction other than the laws of Ontario and the laws of Canada as they relate to matters therein, in force as at the date hereof.

        Our opinion addresses the Canadian federal income tax consequences to Discreet shareholders who, for purposes of the Income Tax Act (Canada) (the "Act"), deal at arm's length with Discreet, Autodesk, Dutchco, Autodesk Quebec and Amalgamation Sub and who hold their Discreet Common Shares and will hold their New Discreet Exchangeable Shares as capital property.

        Our opinion is based on the current provisions of the Act, the regulations thereunder, all specific proposals to amend the Act and the regulations publicly announced by the Minister of Finance prior to the date hereof, and our understanding of the current published administrative practices and policies of Revenue Canada, Customs, Excise & Taxation ("Revenue Canada"). This opinion does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental, or legislative decision or action, nor does it take into account any foreign or provincial income tax legislation or considerations.

        We are of the opinion that, provided that:

        (a) the adjusted cost base to a holder of New Discreet Class B Shares that are redeemed by New Discreet for Exchangeable Shares in connection with the proposed Transactions exceeds the aggregate of:

                (i) the fair market value of the rights to be received by such holder under the Voting and Exchange Trust Agreement in respect of such holder's Exchangeable Shares; and

                (ii) any cash received by such holder in lieu of a fraction of an Exchangeable Share, and

        (b) the holder files the appropriate elections with the relevant tax authorities within the required time such that the holder's proceeds of disposition do not exceed the adjusted cost base to the holder of such New Discreet Class B Shares,

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February   , 1999
Page 3



such holder will not realize a capital gain or a capital loss for the purposes of the Act on the Amalgamation or the redemption of the New Discreet Class B Shares.

        We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration
Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Joint Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto.

        This opinion is to be construed in accordance with and governed by the laws of the Province of Ontario.


                                     Yours very truly,